UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 3, 2008

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors.

On November 3, 2008, the Federal Home Loan Bank of New York ("Bank") announced that Jay M. Ford, President and CEO, Crest Savings Bank, Wildwood, NJ; Thomas M. O’Brien, President and CEO, State Bank of Long Island, Jericho, NY; and George Strayton, President and CEO, Provident Bank, Montebello, NY (collectively, the "Reelected Directors") were each reelected by the Bank’s members to serve as Member Directors on the Board of Directors ("Board") of the Bank commencing on January 1, 2009. The terms of Mr. Ford and Mr. O’Brien will each be for four years; Mr. Strayton’s term will be for three years. (All of the Reelected Directors currently serve on the Board; their current terms expire on December 31, 2008.)

The reelection of the Reelected Directors took place in accordance with the rules governing the election of Federal Home Loan Bank directors by Bank members specified in the Federal Home Loan Bank Act and in the related regulations of the Federal Housing Finance Agency ("FHFA"), the regulator of the Federal Home Loan Banks.

At the time of this filing, none of the Reelected Directors has been named to serve on any committee of the Board for 2009; further, whether the Reelected Directors are expected to be named to serve on any committee of the Board for 2009 has not yet been determined. (Mr. Ford currently serves on the Board’s Audit Committee; Mr. O’Brien currently serves on the Board’s Compensation and Human Resources Committee; and Mr. Strayton currently serves as the Chair of the Board’s External Affairs Committee and on the Corporate Governance Committee.)

Compensation of the Reelected Directors is expected to be in accordance with a 2009 Director Compensation Plan ("Compensation Plan") which is currently anticipated to be voted on by the Board in January of 2009. The specific details of the Compensation Plan will be disclosed at a later date after the Compensation Plan is adopted.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

November 3, 2008	By:	Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer